Exhibit 99.1
Internet Grows to 284 Million Domain Names
in the Third Quarter of 2014

RESTON, VA - Jan. 22, 2015 - VeriSign, Inc. (NASDAQ: VRSN), a global leader in domain names and Internet security, today announced four million domain names were added to the Internet in the third quarter of 2014, bringing the total number of registered domain names to 284 million worldwide across all top-level domains (TLDs) as of Sept. 30, 2014, according to the latest Domain Name Industry Brief.

The increase of four million domain names globally equates to a growth rate of 1.6 percent over the second quarter of 2014. Worldwide registrations have grown by 18.1 million, or 6.8 percent, year over year.

The .com and .net TLDs experienced aggregate growth in the third quarter of 2014, reaching a combined total of 130.0 million domain names in the adjusted zone for .com and .net. This represents a 3.3 percent increase year over year. As of Sept. 30, 2014, the base of registered names in .com equaled 114.9 million names, while .net equaled 15.1 million names.

New .com and .net registrations totaled 8.7 million during the third quarter of 2014. In the third quarter of 2013, new .com and .net registrations totaled 8.3 million.

During the third quarter of 2014, Verisign's average daily Domain Name System (DNS) query load was 114 billion across all TLDs operated by Verisign, with a peak of 318 billion, the highest average and peak query loads in a single quarter to date. Compared to the previous quarter, the daily average increased 20.1 percent and the peak increased 55.6 percent. Year over year, the daily average query load increased 40 percent and the peak query load increased 202.1 percent.

Although it’s still unclear how much impact current cryptocurrency systems will ultimately have on the “real-world” of finance, what is clear already is that Internet-based applications - enabled by ubiquitous networking and computing - are a powerful force for financial innovation. This quarter’s featured article, “Cryptocurrency and the Domain Name System,” offers a primer on cryptocurrency and the DNS.

Verisign publishes the Domain Name Industry Brief to provide Internet users throughout the world with statistical and analytical research and data on the domain name industry. Copies of the 2014 third quarter Domain Name Industry Brief, as well as previous reports, can be obtained at VerisignInc.com/DNIB.

About Verisign
As a global leader in domain names and Internet security, Verisign powers the invisible navigation that takes people to where they want to go on the Internet. For more than 15 years, Verisign has operated the infrastructure for a portfolio of top-level domains that today includes .com, .net, .tv, .edu, .gov, .jobs, .name, and .cc, as well as two of the world’s 13 Internet root servers. Verisign’s product suite also includes Distributed Denial of Service (DDoS) Protection Services, iDefense Security Intelligence Services and Managed DNS. To learn more about what it means to be Powered by Verisign, please visit VerisignInc.com.

VRSNF

Statements in this announcement other than historical data and information constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 as amended and Section 21E of the Securities Exchange Act of 1934 as amended. These statements involve risks and uncertainties that could cause our actual results to differ materially from those stated or implied by such forward-looking statements. The potential risks and uncertainties include, among others, the uncertainty of whether the U.S. Department of Commerce will approve any exercise by us of our right to increase the price per .com domain name, under certain circumstances, the uncertainty of whether we will be able to demonstrate to the U.S. Department of Commerce that market conditions warrant removal of the pricing restrictions on .com domain names and the uncertainty of whether we will experience other negative changes to our pricing terms; the failure to renew key agreements on similar terms, or at all; the uncertainty of future revenue and profitability and potential fluctuations in quarterly operating results due to such factors as restrictions on increasing prices under the .com Registry Agreement, changes in marketing and advertising practices, including those of third-party registrars, increasing competition, and pricing pressure from competing services offered at prices below our prices; changes in search engine algorithms and advertising payment practices; the uncertainty of whether we will successfully develop and market new products and services, the uncertainty of whether our new products and services, if any, will achieve market acceptance or result in any revenues; challenging global economic conditions; challenges of ongoing changes to Internet governance and administration; the outcome of legal or other challenges resulting from our activities or the activities of registrars or registrants, or litigation generally; the uncertainty regarding what the ultimate outcome or amount of benefit we receive, if any, from the worthless stock deduction will be; new or existing governmental laws and regulations; changes in customer behavior, Internet platforms and web-browsing patterns; system interruptions; security breaches; attacks on the Internet by hackers, viruses, or intentional acts of vandalism; whether we will be able to continue to expand our infrastructure to meet demand; the uncertainty of the expense and timing of requests for indemnification, if any, relating to completed divestitures; and the impact of the introduction of new gTLDs, any delays in their introduction, the impact of ICANN's Registry Agreement for new gTLDs, and whether our new gTLD applications or the applicants' new gTLD applications for which we have contracted to provide back-end registry services will be successful; and the uncertainty regarding the impact, if any, of the delegation into the root zone of up to 1,400 new gTLDs. More information about potential factors that could affect our business and financial results is included in our filings with the SEC, including in our Annual Report on Form 10-K for the year ended Dec. 31, 2013, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Verisign undertakes no obligation to update any of the forward-looking statements after the date of this announcement.

Contacts
Investor Relations: David Atchley, datchley@verisign.com, 703-948-4643
Media Relations: Erin Collins, ecollins@verisign.com, 703-948-4214

©2015 VeriSign, Inc. All rights reserved. VERISIGN, the VERISIGN logo, and other trademarks, service marks, and designs are registered or unregistered trademarks of VeriSign, Inc. and its subsidiaries in the United States and in foreign countries. All other trademarks are property of their respective owners.